Exhibit 99.1

Media Inquiries:	Jennifer Varey	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

NewsRelease

TC PipeLines, LP Announces 2006 Second Quarter Results

CALGARY, Alberta — August 2, 2006 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported second quarter 2006 net income of $9.0 million or $0.47 per unit (all amounts in U.S. dollars) compared to $9.7 million or $0.52 per unit for the same period last year.  The decrease in net income is primarily due to higher interest expense related to the financing of the additional 20 per cent acquired general partner interest in Northern Border Pipeline Company (Northern Border Pipeline), partially offset by higher equity income from Northern Border Pipeline resulting from the additional general partner interest.

Cash generated from investments in the second quarter of 2006 was $22.7 million, an increase of $5.3 million, compared to $17.4 million for the same period last year.  The increase in cash generated from investments was primarily due to the additional 20 per cent general partner interest in Northern Border Pipeline acquired on April 6, 2006 which contributed to a $9.7 million increase in cash distributions from Northern Border Pipeline.  TC PipeLines, LP now holds a 50 per cent general partner interest in Northern Border Pipeline.

“During the second quarter we closed the acquisition of an additional 20 per cent interest in Northern Border Pipeline,” said Russ Girling, president and chief executive officer of the general partner, TC PipeLines GP, Inc. “Although Northern Border Pipeline continued to face variability in demand for its service, we remain confident in its long-term strength and value.

“Overall, the Partnership’s cash flows continue to remain strong and underpin our healthy distribution coverage as well as a solid financial position.”

On July 21, 2006, the Partnership announced its second quarter cash distribution in the amount of $0.575 per unit, payable on August 14, 2006, to unitholders of record on July 31, 2006.

Financial Highlights
(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of dollars except per unit amounts)	2006	2005	2006	2005
Net income	9.0	9.7	21.4	23.1
Per unit(1)	$0.47	$0.52	$1.14	$1.24
Cash generated from operations	10.1	9.9	22.4	23.1
Return of capital(2)	12.6	7.5	15.1	11.6
Cash distributions paid	10.8	10.8	21.5	21.5
Cash distributions declared per unit(3)	$0.575	$0.575	$1.15	$1.15
Units outstanding (millions)	17.5	17.5	17.5	17.5

(1)             Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common units outstanding. The general partner’s allocation is computed based up on the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)             Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)             The Partnership’s 2006 second quarter cash distribution will be paid on August 14, 2006 to unitholders of record as of July 31, 2006.

Net Income

The Partnership reported second quarter 2006 net income of $9.0 million or $0.47 per unit, a decrease of $0.7 million compared to $9.7 million or $0.52 per unit for the same quarter last year.

Equity income from Northern Border Pipeline was $12.3 million in the second quarter of 2006, an increase of $3.7 million, compared to $8.6 million for the same period last year.  The increase in equity income was primarily due to the Partnership’s additional 20 per cent general partner interest which resulted in a $4.7 million increase in equity income from Northern Border Pipeline for the second quarter; however, Northern Border Pipeline’s net income for the second quarter of 2006 was $3.4 million lower ($1.0 million reduction in equity income to the Partnership) when compared to the same period last year.  The reduction in Northern Border Pipeline’s net income is primarily due to increased operations and maintenance expenses.

Equity income from Tuscarora was $1.6 million in the second quarter of 2006, a decrease of $0.2 million, compared to $1.8 million for the same period last year.  The decrease in equity income from Tuscarora was primarily due to lower net revenues resulting from settlement rates effective June 1, 2006.

The Partnership’s second quarter 2006 general and administrative expenses were $0.7 million, an increase of $0.2 million, compared to $0.5 million for the same period in 2005, primarily due to higher salaries and benefits as well as timing of expenses incurred.

Financial charges were $4.2 million in the second quarter of 2006, an increase of $4.0 million, compared to $0.2 million for the same period last year due to higher average debt outstanding.

Cash Flow

The Partnership reported cash generated from investments of $22.7 million in the second quarter of 2006, a $5.3 million increase compared to $17.4 million for the same quarter last year.  In the second quarter of 2006, the Partnership received cash distributions from Northern Border Pipeline of $24.3 million, an increase of $8.6 million, compared to $15.7 million for the same period in 2005.  The increase was primarily due to the Partnership’s additional 20 per cent general partner interest in Northern Border Pipeline acquired on April 6, 2006.  Cash distributions received in the quarter are based on the respective financial results of the Partnership’s equity investments for the previous quarter.

Cash distributions from Tuscarora were $2.2 million in the second quarter of 2006, which is consistent with same period of 2005.

The Partnership paid an aggregate $10.8 million of cash distributions to unitholders and its general partner in each of the second quarters of 2006 and 2005.  This cash distribution, on a per unit basis, represents $0.575 per unit, as well as the general partner interest, including incentive distributions.

The Partnership incurred a cash outlay of $306.5 million in the three months ended June 30, 2006 related to the acquisition of an additional 20 per cent general partnership interest in Northern Border Pipeline which closed on April 6, 2006.   To finance this acquisition, the Partnership borrowed $307.0 million under a bridge loan credit facility.  In addition, the Partnership repaid $12.5 million of the outstanding balance on its revolving credit facility, resulting in a net increase of $294.5 million in the Partnership’s long-term debt during the second quarter of 2006.

Conference Call

The Partnership will hold a conference call Thursday, August 3, 2006 at 12 p.m. (Eastern).  Russ Girling, president and chief executive officer of the general partner, will discuss the second quarter 2006 financial results and general developments and issues concerning the Partnership.  Those interested in listening to the call may dial (866) 898-9626.  A replay of the conference call will also be available two hours after the call and until midnight (Eastern), August 10, 2006 by dialing (800) 408-3053, then entering passcode 3192406.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com.  An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership.  It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership.  Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States.  Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s GTN System.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation.  TC PipeLines GP, Inc., also holds common units of the Partnership.  Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.”  For more information about TC PipeLines, LP, visit the Partnership’s Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP.  Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements.  All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership.  These statements reflect the Partnership’s current views with respect to future events.  The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof.  Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

TC PipeLines, LP

Financial Highlights

Statement of Income
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
(millions of U.S. dollars except per unit amounts)	2006	2005	2006	2005
Equity income from investment in Northern Border Pipeline(1)	12.3	8.6	23.5	20.8
Equity income from investment in Tuscarora(2)	1.6	1.8	3.6	3.8
General and administrative expenses	(0.7)	(0.5)	(1.3)	(1.0)
Financial charges and other	(4.2)	(0.2)	(4.4)	(0.5)
Net income	9.0	9.7	21.4	23.1

Net income per unit(3)	$0.47	$0.52	$1.14	$1.24

Units outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

	June 30, 2006	December 31, 2005
(millions of U.S. dollars)	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	0.8	2.3
Investment in Northern Border Pipeline(1)	571.0	274.5
Investment in Tuscarora(2)	38.1	38.9
Deferred amounts	0.8	—
	610.7	315.7
LIABILITIES AND PARTNERS’ EQUITY
Accrued liabilities	1.5	0.6
Current portion of long-term debt	1.0	13.5
Long-term debt	307.0	—
Partners’ equity	301.2	301.6
	610.7	315.7

Cash Flow Information
(unaudited)

	Three months ended June 30		Six months ended June 30
(millions of U.S. dollars)	2006	2005	2006	2005
Distributions received from equity investments
Northern Border Pipeline Company	12.3	8.6	23.5	20.8
Tuscarora Gas Transmission Company	1.6	1.8	3.6	3.8
Changes in working capital and other	(3.8)	(0.5)	(4.7)	(1.5)
Cash Generated From Operations	10.1	9.9	22.4	23.1
Return of capital from Northern Border Pipeline Company	12.0	7.1	14.3	11.1
Return of capital from Tuscarora Gas Transmission Company	0.6	0.4	0.8	0.5
Cash Generated From Investments(*)	22.7	17.4	37.5	34.7
Investment in Northern Border Pipeline Company	(306.5)	—	(311.1)	—
Deferred amounts	(0.9)	—	(0.9)	—
Distributions paid	(10.8)	(10.8)	(21.5)	(21.5)
Long-term debt issued/(repaid)	294.5	(6.0)	294.5	(12.5)
(Decrease)/increase in cash	(1.0)	0.6	(1.5)	0.7

(*)            Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance.

(1)             Northern Border Pipeline Company

As at June 30, 2006, TC PipeLines held a 50 per cent general partner interest in Northern Border Pipeline Company.  For the year ended December 31, 2005, as well as up to April 5, 2006, TC PipeLines held a 30 per cent general partner interest in Northern Border Pipeline Company.  Summarized operating and financial information of Northern Border Pipeline for the three and six months ended June 30, 2006 and 2005 and as at June 30, 2006 and December 31, 2005 is as follows:

	Three months ended June 30		Six months ended June 30
(unaudited)	2006	2005	2006	2005
Operating Results
Gas delivered (million cubic feet)	180,287	183,973	390,998	399,964
Average throughput (million cubic feet per day)	2,024	2,076	2,213	2,277

Financial Results (millions of U.S. dollars)
Operating revenue	71.5	69.8	151.3	152.6
Operating expenses
Operations and maintenance	12.7	9.2	22.1	18.8
Depreciation and amortization	14.8	14.3	29.4	28.7
Taxes other than income	8.0	7.5	16.1	15.3
Total operating expenses	35.5	31.0	67.6	62.8
Operating income	36.0	38.8	83.7	89.8
Interest expense, net	(10.9)	(10.6)	(21.6)	(21.2)
Other income	0.3	0.6	0.7	0.8
Net income	25.4	28.8	62.8	69.4

Capital Expenditures (millions of U.S. dollars)
Maintenance	3.8	3.7	7.1	8.1
Growth	3.1	1.7	9.7	2.0

Summary Balance Sheet Data(millions of U.S. dollars)	June 30, 2006	December 31, 2005
	(unaudited)
Total assets	1,568.0	1,604.7

Other current liabilities and reserves and deferred credits	54.3	60.8
Long-term debt (including current maturities)	620.0	628.9
Partners’ capital	892.2	912.7
Accumulated other comprehensive income	1.5	2.3
Total liabilities and partners’ equity	1,568.0	1,604.7

(2)           Tuscarora Gas Transmission Company

TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company.  Summarized operating and financial information of Tuscarora for the three and six months ended June 30, 2006 and 2005 and as at June 30, 2006 and December 31, 2005 is as follows:

	Three months ended June 30		Six months ended June 30
(unaudited)	2006	2005	2006	2005
Operating Results
Gas delivered (million cubic feet)	5,286	4,382	14,934	13,162
Average throughput (million cubic feet per day)	58	48	82	75

Financial Results (millions of U.S. dollars)
Operating revenue	7.6	8.0	15.9	16.3
Operating expenses
Operations and maintenance	1.0	0.8	1.8	1.6
Depreciation and amortization	1.5	1.6	3.1	3.1
Taxes other than income	0.3	0.3	0.6	0.6
Total operating expenses	2.8	2.7	5.5	5.3
Operating income	4.8	5.3	10.4	11.0
Interest expense, net	(1.4)	(1.4)	(2.8)	(2.9)
Other income	0.1	0.1	0.1	0.1
Net income	3.5	4.0	7.7	8.2

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.1	—	0.2	0.1
Growth	—	0.5	—	0.6

Summary Balance Sheet Data (millions of U.S. dollars)	June 30, 2006	December 31, 2005
	(unaudited)
Total assets	136.0	139.8
Other current liabilities and reserves and deferred credits	1.8	2.0
Long-term debt (including current maturities)	73.5	75.9
Partners’ capital	60.6	61.8
Accumulated other comprehensive income	0.1	0.1
Total liabilities and partners’ equity	136.0	139.8

(3)             Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding.  The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.